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                                HALE AND DORR LLP
                               COUNSELLORS AT LAW

                  60 STATE STREET, BOSTON, MASSACHUSETTS 02109
                         617-526-6000   FAX 617-526-5000



                                                                     EXHIBIT 5.1


                                  May 26, 1999


Ascent Pediatrics, Inc.
187 Ballardvalle Street, Suite B125
Wilmington, MA  01887


Ladies and Gentlemen:

         This opinion is furnished to you in connection with a Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of (i) 15,009,666 depositary shares (the "Depositary Shares"), each Depositary Share representing one share of Common Stock, $.00004 par value per share (the "Common Stock"), of Ascent Pediatrics, Inc. (the "Company") subject to a call option and (ii) such number of shares of Common Stock as are represented by the Depositary Shares so registered.

         We have acted as counsel for the Company in connection with the issuance of the Depositary Shares and the Common Stock pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 16, 1999, by and between the Company and Bird Merger Corporation and a Depositary Agreement (the "Depositary Agreement"), entered into pursuant to the Merger Agreement, by and among the Company, Alpharma USPD Inc. and State Street Bank and Trust Company, as Depositary. We have examined signed copies of the Registration Statement and all exhibits thereto (including, but not limited to, the Merger Agreement and Depositary Agreement), all as filed with the Commission. We have also examined and relied upon the original or copies of minutes of meetings of the stockholders and Boards of Directors of the Company, stock record books of the Company, copies of the by-laws of the Company and such other documents as we have deemed material to the opinion set forth below.

         Based upon the foregoing, we are of the opinion that, subject to stockholder approval of the Merger Agreement and the agreements contemplated thereby, the Depositary Shares and the shares of Common Stock to be issued pursuant to the Merger Agreement and Depositary Agreement will be duly authorized by the Company and, when issued in accordance with the terms of the Merger Agreement and Depositary Agreement, will be validly issued, fully paid and non-assessable.



WASHINGTON, DC                     BOSTON, MA                        LONDON, UK*
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              HALE AND DORR LLP INCLUDES PROFESSIONAL CORPORATIONS
  *BROBECK HALE AND DORR INTERNATIONAL (AN INDEPENDENT JOINT VENTURE LAW FIRM)


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Ascent Pediatrics, Inc.
May 26, 1999
Page 2


         We hereby consent to the filing of this opinion in connection with the Registration Statement.

         This opinion is to be used only in connection with the issuance of the Depositary Shares and the Common Stock while the Registration Statement is in effect.



                                             Very truly yours,

                                             /s/ Hale and Dorr LLP
                                             ----------------------
                                             HALE AND DORR LLP